Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Todd Abbott (“You” or “Abbott”) and Avaya Inc. (“Avaya” or “Company”), and confirms the agreement that has been reached with you in connection with your termination of employment with the Company.

1. Termination of Employment. You agree that your employment with Avaya shall terminate no later than September 30, 2010, or on the date that you accept employment at another employer (if that occurs prior to September 30, 2010) (“Termination Date”), and until the Termination Date, you will in good faith and under the direction of the Board of Directors (including any committees thereof) and the Chief Executive Officer (“CEO”) and any of their respective designees, perform any duties requested of you. You will be paid your base salary up to and including the Termination Date. You will not be eligible for any awards, bonuses, including any amounts paid pursuant to the Avaya Short Term Incentive Plan (“STIP”), or any other payments, except as set forth in this Agreement. You agree that if you obtain employment at another employer prior to September 30, 2010, you will notify Avaya in writing of such employment within three (3) calendar days of accepting the offer.

2. Payments. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, and provided that you execute this Separation Agreement and do not revoke it within the time frame provided herein for such revocation, the Company agrees to pay or provide you with the following in lieu of the payments provided in the Involuntary Separation Plan for Senior Officers:

a. A payment of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), less withholdings required in accordance with applicable law, paid in three installments as follows: first payment of One Million Dollars ($1,000,000), payable within thirty (30) days from the Termination Date; a second payment of One Hundred Fifty Thousand Dollars ($150,000), payable within 6 months from the Termination Date; and, a third payment of Six Hundred Thousand Dollars ($600,000), within 12 months from the Termination Date, with each payment expressly conditioned on you satisfying your obligations set forth in paragraph 7 of this Separation Agreement and in the other agreements and documents referred to in paragraph 7 of this Separation Agreement. Should Abbott become deceased prior to October 1, 2011, Avaya shall pay any unpaid installments referenced in this paragraph 2(a) to his estate on the next scheduled payment date(s) upon written notification and request from the executor/executrix authorized to make such requests on behalf of his estate.

b. Accrued and unused vacation for fiscal year 2010.

c. Continued coverage under the Avaya Inc. Medical Expense Plan and the Avaya Inc. Dental Expense Plan for a period up to three (3) months after the month of your Termination Date by paying the applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium rates.

3. Expenses and Certain Benefits. You will be paid for any previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid. In addition, you will be entitled to receive vested amounts, if any, payable to you under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Except as specifically set forth herein, your participation in all Company plans, including any and all equity and/or deferred compensation plans, shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company. Further, other than the payments and benefits set forth in section 2 above and this section 3 (and any provisions of the Equity Plans and Equity Agreements referred to below), you are not entitled to any other payments or benefits of any kind based on any agreement, plan or practice of Avaya.

4. Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and clients and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”). For the purposes of this Separation Agreement, the term “disparage” as used in this section 4 includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or (ii) the business reputation of the Company Entities and Persons. Nothing in this Separation Agreement is intended to or shall prevent you from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Avaya will take reasonable steps to provide that no member of the Executive Council makes any negative or derogatory remarks, comments or statements about you, your character or your performance while employed at Avaya. Further, Avaya will notify the members of the Sierra Holding Company Board of Directors that it is Avaya’s practice to provide neutral references with respect to inquiries from prospective employers and that any such inquiries to said Board of Directors members will be directed to the Senior Vice President, Human Resources, of Avaya.

5. Cooperation. You agree that you will cooperate with the Company Entities and Persons and its or their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge by providing truthful information, provided that such cooperation does not unreasonably interfere with your then current professional and personal commitments. The Company agrees to reimburse you promptly for any and all reasonable expenses necessarily incurred by you in connection with your cooperation pursuant to this section 5. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request within two (2) business days of such request to the Chief Administrative Officer or Vice President, Law, Labor, Employment, Benefits and Litigation, of the Company, at Avaya Inc. 211 Mount Airy Road 3W365, Basking Ridge, NJ 07920, and will provide the Company with a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process.

6. Company Property. You represent that as of the Termination Date, you will have returned to the Company all property belonging to the Company and/or the Company Entities and Persons including but not limited to computers, cell phones, personal communication devices, keys, card access to the building and office floors, credit card(s) and phone card(s) (“Company Property”).

7. Post-Employment Obligations. You acknowledge that you have signed stock option equity agreements pursuant to the Sierra Holdings Amended and Restated 2007 Equity Plan and the Management Stockholders’ Agreement (“Equity Agreements and Equity Plans”) which govern exclusively the terms of your equity rights and participation in such agreements and plans. After the Termination Date, during the subsequent twelve (12) month period you will continue to comply with your obligations under any post-employment restrictive covenant, including, but not limited to, Appendix I of the Non-Disclosure, IP Assignment, Non-Solicitation and Non-Competition provisions of your Senior Management Nonstatutory Time-Based Option Agreement, signed by you as part of the Equity Plans and Equity Agreements. You shall notify your new employer(s) of your obligations under this Separation Agreement and Appendix I, and you hereby consent to notification by the Company to such employer(s) concerning your obligations under this Separation Agreement and the Equity Plans and Equity Agreements. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder. For the avoidance of doubt, Abbott’s post-employment obligations include, but are not limited to, the following:

a. Non-Competition. During the period prior to the Termination Date and for the 12-month period immediately following the Termination Date, you will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Material Competitor (as defined below). The foregoing shall not prevent: (i) passive ownership by Abbott of no more than two percent (2%) of the equity securities of any publicly traded company; or (ii) Abbott’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which Abbott provides services is a Material Competitor, and Abbott does not otherwise engage in competition on behalf of the multi-division entity or any competing division or subsidiary thereof. A “Material Competitor” means an entity, or a division or subsidiary of a multi-division entity or holding company, which engages in business in one or more of the fields in which the Company conducts business and from which the Company derives at least 10% of its annual gross revenues, as determined as of the Termination Date.

b. Non-Solicitation of Customers. During the period prior to the Termination Date and for the 12-month period immediately following the Termination Date, Abbott will not, directly or indirectly, (a) solicit, encourage or induce any customer of the Company to terminate or diminish in any substantial respect its relationship with the Company; or (b) seek to persuade or induce any such customer or prospective customer of the Company to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that the restrictions in (a) and (b) shall apply (i) only with respect to those entities who are or have been a customer of the Company at any time within the immediately preceding one-year period from the Termination Date or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, provided that in each instance of this subparagraph 7(b)(i) that Abbott had knowledge of such relationship and (ii) only if Abbott has performed work for such customer during the immediately preceding one-year period from the Termination Date or has been introduced to, or otherwise had contact with, such customer as a result of his employment or other associations with the Company or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

c. Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During the period prior to the Termination Date and for the 12-month period immediately following the Termination Date, Abbott will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purpose of this provision, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

d. Notwithstanding anything set forth in this paragraph 7 (including any subparagraphs) and in the Equity Agreements and Equity Plans, you understand and agree that in exchange for the consideration set forth in this Separation Agreement you will not work for or provide services to, in any capacity, whether as an employee, independent contractor, consultant or otherwise, whether with or without compensation, to any of the following companies or their affiliates, parents, subsidiaries, successors or assigns, for the period prior to the Termination Date and for the 12-month period immediately following the Termination Date: [            ]; provided, however,

that upon your request to work for or provide services to a subsidiary, unit or division of any of the above-named entities in this paragraph 7(d) which does not engage in a business or market in which Avaya is engaged as of the Termination Date, Avaya will consider in good faith whether to permit you to work for or provide services to such entity without alleging a violation of this paragraph 7(d).

8. General Release and Waiver. You agree that in consideration of the benefits provided to you pursuant to this Separation Agreement, other than claims related to enforcement of this Separation Agreement that you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against Avaya Inc. and any Company Entities and Persons, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §2000e et seq., the Civil Rights Act of §§1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights which have vested under any ERISA plan), the Family and Medical Leave Act, §2601 et. seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq.; any contract of employment, express or implied; any provision of the United States or New Jersey Constitutions; any provision of any other law, common or statutory, of the United States, the State of New Jersey or any other state or country; provided, however, that this Separation Agreement shall not preclude you from asserting a claim with the Equal Employment Opportunity Commission (“EEOC”) relating to your employment; provided, further, however, that you agree that you may not recover any recompense as a result of any such claim.

9. No Future Actions. By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on your behalf.

10. Knowing and Voluntary. You acknowledge that you: (a) have carefully read this Separation Agreement in its entirety; (b) understand and agree with everything in it; (c) have been advised to consult with a counsel of your selection regarding this Separation Agreement; (d) have been provided at least twenty-one (21) days to consider the terms of this Separation Agreement, although you may choose to sign this Separation Agreement and return it to the Company sooner; (e) have seven (7) additional days from the date you sign it to revoke it by providing written notice to the Senior Vice President and Chief Administrative Officer of the Company, at 211 Mt. Airy Road, Basking Ridge,

New Jersey 07920, within such time period, in which case this Separation Agreement shall become null and void; (f) are signing this Separation Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein; and, (g) are obtaining benefits under this Separation Agreement to which you are otherwise not already entitled.

11. Severability of Provisions. If any provision of this Separation Agreement is held by an arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court or arbitrator should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return Company Property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of proprietary information constitutes a material breach of this Separation Agreement as to which the Company may seek all available relief under the law.

12. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. You specifically agree that during your tenure at Avaya you have not witnessed, have no knowledge of and did not participate in, any actions and/or inactions that constitute violations of any laws, statutes, rules or regulations of any governing authorities or entities.

13. Construction. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

14. Binding on Heirs. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15. Governing Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law. Any action to enforce the terms of this Separation Agreement must be brought in the State of New Jersey.

16. Section 409A. Notwithstanding anything in this Separation Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Separation Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder, and this Separation Agreement be interpreted accordingly. In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available prior to the Separation Date, upon your reasonable request, the parties will cooperate in good faith with a view towards amending this Separation Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code, while retaining the economic benefits and burdens of the Separation Agreement to the fullest extent possible.

17. Entire Agreement. You acknowledge that this Separation Agreement and the Equity Plan and Equity Agreements referred to herein, constitute the complete understanding between the Company and you as it relates to the termination of your employment and your post-employment obligations, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and the Company, and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

18. Acceptance of Agreement. You may accept this Separation Agreement by signing it and returning it to the Chief Administrative Officer, Avaya Inc., 211 Mount Airy Road, Basking Ridge, NJ 07920. The effective date of this Separation Agreement shall be the date it is signed by both parties. provided that the provisions of In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits set forth in section 2, shall not take effect and will be null and void.

19. Miscellaneous. All section headings used in this Separation Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original.

20. Execution of General Release Attached. You agree that, as a condition to your receipt of the payments and benefits set forth in paragraphs 2(a) through 2(c), you will execute the General Release attached hereto as Exhibit A on the Termination Date. Specifically, you agree that the consideration you are receiving for executing the General Release is the fact that you are remaining on Avaya’s payroll through the Termination Date.

21. Effective Date of Agreement. This Separation Agreement shall become effective as of the date it is signed by both parties provided that the payments and consideration set forth in paragraph 2(a) through 2(c) hereinabove shall become effective in accordance with dates set forth paragraph 2(a) of this Separation Agreement. In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of Avaya to provide the payments and other benefits referred to in paragraphs 2(a) through 2(c) hereinabove, shall be deemed automatically null and void.

Signature:	/s/ Todd Abbott	Date: June 18, 2010
Todd Abbott

AVAYA INC.

By:	/s/ Pamela F. Craven	Date: July 1, 2010

Title:	Chief Administrative Officer

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